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                                                                   Exhibit 10.17


                           TRANSACTION BONUS AGREEMENT

          THIS TRANSACTION BONUS AGREEMENT, is entered into as of October 3, 2002, between Rohn Industries, Inc., a Delaware corporation (the "Company") and Brian Pemberton (the "Executive").

          WHEREAS, the Board of Directors of the Company (the "Board") continues to explore and consider various strategic alternatives for the Company, including without limitation, a possible sale or merger of the Company or a sale of all or a portion of the assets of the Company; and

          WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders and other stakeholders to provide certain key executives and consultants (the "Participants"), including the Executive, bonus opportunities pursuant to an agreement in substantially the form of this Agreement (but not necessarily with the same bonus opportunity amounts for each Participant) (each such agreement, a "Transaction Bonus Agreement"), in order to provide the Participants with the proper incentive to maximize the value received by the Company's stockholders and other stakeholders as a result of or in connection with a Sale Transaction (as hereinafter defined).

          NOW, THEREFORE, in consideration of the Executive's continued employment and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. TRANSACTION BONUS. Subject to Section 7 below, in the event (a) the Company consummates a Sale Transaction (as defined below) on or prior to December 31, 2003 with a Person (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that has entered into a definitive agreement with or has submitted a written proposal to the Company regarding the Sale Transaction prior to February 11, 2003, (b) the term of the Consulting Agreement between the Company and the Executive of even date herewith has not been terminated pursuant to either of clauses 3(ii) or 3(iii) thereof and (c) the Executive has not breached the provisions of
Section 6 of his employment agreement with the Company dated as of November 11, 1999 in any material respect, the Executive shall be eligible for a transaction bonus in an amount, if any, determined as follows:

               (x) in the event of a Sale Transaction defined in Section 3(a) of this Agreement that results in proceeds to the Company distributable to its stockholders ("Distributable Assets"), following one or more distributions by the Company to its stockholders of Distributable Assets having an aggregate fair market value of at least $2.5 million, the Executive shall be entitled to receive the sum of: (A) $100,000, plus (B) 4.55% of such Distributable Assets held by the Company immediately prior to the


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distribution to shareholders in excess of the sum of (i) $2.5 million and (ii)
the aggregate amount of all bonuses payable to all Participants, including the Executive, pursuant to Section 1(x)(A) of each of their Transaction Bonus Agreements; provided, however, that if the Distributable Assets are distributed to stockholders in more than one installment, this provision shall be applied at the time of each such installment taking into account all prior distributions and bonus payments made to the Executive hereunder; provided, further, however, that if the amount of Distributable Assets in excess of $2.5 million is not sufficient to pay the sum of all of the bonus amounts payable pursuant to
Section 1(x)(A) of each Transaction Bonus Agreement (the "Aggregate Threshold Bonus Amount"), the Executive shall receive his pro-rata portion of such excess based on his proportionate share of the Aggregate Threshold Bonus Amount.

               (y) in the event of a Sale Transaction defined in Section 3(b) of this Agreement that results in the holders of shares of the common stock, par value $0.01 per share, of the Company (the "Common Stock") receiving proceeds (the "Equity Value") of at least $2.5 million in the aggregate, the sum of (i) $100,000, plus (ii) 4.55% of the amount by which the Equity Value exceeds $2.5 million.

          Any such bonus shall be paid to the Executive within 30 days following the date such bonus becomes payable.

          2. SEVERANCE OFFSET. Notwithstanding the foregoing, any transaction bonus (or portion thereof) that becomes payable hereunder shall be reduced (but not by more than 50%) by the amount of any cash severance that the Executive has received or become entitled to receive from the Company prior to the date of payment of the transaction bonus.

          3. DEFINITION OF "SALE TRANSACTION". For purposes of this Agreement, the term "Sale Transaction" means:

               (a) The sale or other disposition of operating assets of the Company representing more than 25% of the fair market value of all of the Company's operating assets, as determined by the Board in good faith, to any Person, other than to any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a "Related Entity"), or

               (b) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a "Merger"), if the stockholders of the Company immediately before such Merger own, directly or indirectly, immediately following the Merger, less than (50%) of the outstanding common stock and the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the "Surviving Corporation") and (y) any


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corporation owning, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation.

          4. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

          5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without reference to the principles of conflict of laws.

          6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          7. TERMINATION OF AGREEMENT. The parties hereto acknowledge and agree that (i) the Company is required to file this Agreement as an exhibit to the periodic report (either a Form 10-K or Form 10-Q) required to be filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act") for the period in which this Agreement is executed and becomes effective, (ii) that the financial terms set forth in Section 1 of this Agreement (other than the terms set forth in Sections 1(x)(A) and 1(y)(A)) (the "Confidential Terms") are confidential and proprietary and disclosure of the Confidential Terms could adversely effect the Company's consideration of various strategic alternatives referred to in the recitals hereof and the consummation of a Sale Transaction and (iii) accordingly, the Company shall seek confidential treatment, pursuant to Rule 24b-2 under the Exchange Act, of the Confidential Terms. In the event the SEC denies the Company's request for confidential treatment of the Confidential Terms (or the agreement setting forth the Confidential Terms) and as a result of such denial, the Confidential Terms would, if Sections 1 through 3, inclusively, of this Agreement were to remain in effect, become a matter of public record before the date on which the Company enters into a definitive agreement regarding a Sale Transaction, Sections 1 through 3, inclusive, of this Agreement shall automatically terminate in their entirety at such time and become null and void and no bonus shall be payable under Sections 1 and 3 hereof and the Company and the Executive hereby agree to negotiate in good faith to seek to reach agreement on a new agreement intended to provide to the Executive an appropriate bonus in the event of the consummation of a Sale Transaction.


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          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors and the Executive has hereunto set his hand, on the day and year first above written.

                                           ROHN INDUSTRIES, INC.


                                           By: /s/ Michael E. Levine
                                              ----------------------------------
                                           Name: Michael E. Levine
                                           Title: Chairman of the Board



                                           EXECUTIVE

                                           /s/ Brian B. Pemberton
                                           -------------------------------------
                                           Brian B. Pemberton


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